Exhibit 99.1

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In thousands except per-share data)

	Three Months Ended		Six Months Ended
	5/31/2005	5/31/2004	5/31/2005	5/31/2004
Net sales	$628,571	$596,164	$1,232,195	$1,168,526
Cost of goods sold	387,225	364,238	762,680	714,913
Gross profit	241,346	231,926	469,515	453,613
Gross profit margin	38.4%	38.9%	38.1%	38.8%
Selling, general & administrative expense	170,864	168,652	339,775	328,885
Special charges / (credits)	(670)	(6,448)	630	(6,379)
Operating income	71,152	69,722	129,110	131,107
Interest expense	11,942	9,695	23,026	19,267
Other (income) / expense, net	97	(536)	43	(684)
Income from consolidated operations before income taxes	59,113	60,563	106,041	112,524
Income taxes	18,916	18,713	33,933	34,769
Net income from consolidated operations	40,197	41,850	72,108	77,755
Income from unconsolidated operations	3,802	1,825	9,258	5,085
Minority interest	(1,205)	(822)	(2,537)	(1,881)
Net income	$42,794	$42,853	$78,829	$80,959

Earnings per share - basic	$0.32	$0.31	$0.58	$0.59
Earnings per share - diluted	$0.31	$0.30	$0.56	$0.57

Average shares outstanding - basic	134,742	137,679	135,193	137,519
Average shares outstanding - diluted	138,739	142,494	139,586	142,133

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In thousands)

	5/31/2005	5/31/2004
Assets
Current assets
Cash and cash equivalents	$20,096	$16,125
Receivables, net	328,117	309,700
Inventories	345,281	373,974
Prepaid expenses and other current assets	45,560	37,416
Total current assets	739,054	737,215
Property, plant and equipment, net	471,495	456,556
Goodwill and intangible assets, net	789,719	727,505
Prepaid allowances	50,078	79,711
Investments and other assets	136,317	129,287
Total assets	$2,186,663	$2,130,274

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$421,455	$142,810
Trade accounts payable	167,816	166,188
Other accrued liabilities	293,329	295,475
Total current liabilities	882,600	604,473
Long-term debt	271,202	495,884
Other long-term liabilities	197,745	204,900
Total liabilities	1,351,547	1,305,257
Minority interest	29,128	23,780
Shareholders’ equity
Common stock	372,127	312,192
Retained earnings	375,721	448,463
Accumulated other comprehensive income	58,140	40,582
Total shareholders’ equity	805,988	801,237
Total liabilities and shareholders’ equity	$2,186,663	$2,130,274

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	5/31/2005	5/31/2004
Cash flows from operating activities
Net income	$78,829	$80,959
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	35,493	34,702
Income from unconsolidated operations	(9,258)	(5,085)
Changes in operating assets and liabilities	(47,504)	(31,943)
Dividends from unconsolidated affiliates	9,020	900
Net cash flow from operating activities	66,580	79,533

Cash flows from investing activities
Capital expenditures	(30,316)	(27,654)
Proceeds from sale of property, plant and equipment	488	1,271
Net cash flow from investing activities	(29,828)	(26,383)

Cash flows from financing activities
Short-term borrowings, net	54,686	(28,686)
Long-term debt borrowings	5	49,788
Long-term debt repayments	(352)	(260)
Proceeds from exercised stock options	28,983	31,273
Common stock acquired by purchase	(120,732)	(80,740)
Dividends paid	(43,337)	(38,561)
Net cash flow from financing activities	(80,747)	(67,186)

Effect of exchange rate changes on cash and cash equivalents	(6,244)	5,020
Decrease in cash and cash equivalents	(50,239)	(9,016)
Cash and cash equivalents at beginning of period	70,335	25,141

Cash and cash equivalents at end of period	$20,096	$16,125